UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52170	20-5997364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 642-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c) and (d) On November 17, 2008, InnerWorkings, Inc. (the “Company”) announced that, effective January 1, 2009, Eric D. Belcher will replace Steven E. Zuccarini as Chief Executive Officer of the Company. Mr. Belcher will also be appointed to the Board of Directors of the Company effective January 1, 2009. Mr. Zuccarini will continue to serve on the Board of Directors of the Company and will become Vice Chairman of the Company, effective January 1, 2009.

In connection with Mr. Zuccarini’s appointment as Vice Chairman, on November 14, 2008 he entered into an Amended and Restated Employment Agreement with the Company, effective January 1, 2009 (the “Zuccarini Agreement”). The Zuccarini Agreement provides for Mr. Zuccarini’s continued employment as Chief Executive Officer through December 31, 2008. Beginning January 1, 2009, Mr. Zuccarini will serve as the Company’s Vice Chairman through May 31, 2012, unless terminated earlier. Mr. Zuccarini will receive a base salary of not less than $125,000 per annum. The foregoing description of the Zuccarini Agreement is qualified in its entirety by reference to the actual terms of the Zuccarini Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

On November 17, 2008, the Company announced the appointment of Mr. Belcher as the Company’s Chief Executive Officer, effective January 1, 2009. Mr. Belcher will retain his position as President of the Company, a position he has held since April 2008. Mr. Belcher, age 40, joined the Company in June 2005 as Executive Vice President of Operations. Mr. Belcher previously served as Chief Operating Officer from March 2003 to June 2005 and as Chief Financial Officer from April 2001 to March 2003 of manroland, Inc., a printing equipment manufacturer and distributor. Mr. Belcher was also a director of manroland, Inc. From 1995 to 2000, he led project teams at Marakon Associates, an international management consulting firm. Mr. Belcher holds a bachelor’s degree from Bucknell University and an MBA from the University of Chicago Booth School of Business.

In connection with Mr. Belcher’s appointment as Chief Executive Officer, on November 14, 2008 he entered into an Amended and Restated Employment Agreement with the Company, effective January 1, 2009 (the “Belcher Agreement”). The Belcher Agreement provides for Mr. Belcher’s continued employment as Chief Operating Officer through December 31, 2008. Beginning January 1, 2009, Mr. Belcher will serve as the Company’s Chief Executive Officer, in addition to his current role as President, through December 31, 2013, unless terminated earlier. Mr. Belcher will receive a base salary of not less than $500,000 per annum (“Base Salary”). The Belcher Agreement provides that Mr. Belcher will be eligible for a target annual performance bonus equal to not less than 50% of his Base Salary, if the Company meets its annual targets, with a maximum eligibility not to exceed 200% of his bonus target. Mr. Belcher’s annual performance bonus is subject to Mr. Belcher’s performance and the Company’s achievement of certain performance objectives approved by the Board of Directors of the Company or its compensation committee. The Company has also agreed to grant Mr. Belcher a $400,000 long-term incentive bonus, payable upon the execution of the Belcher Agreement, which is repayable on a pro rata basis if Mr. Belcher’s employment terminates under certain circumstances in the next three years.

Mr. Belcher is also entitled to twelve months of salary continuation if his employment is terminated by the Company without cause or by Mr. Belcher for good reason (as defined in the Belcher Agreement). Following a change in control of the Company, Mr. Belcher has agreed to continue his employment for a period of at least nine months if so requested. In addition, as provided in the Belcher Agreement, on November 14, 2008 Mr. Belcher was granted an option to purchase 575,000 shares of common stock at an exercise price of $6.00 per share, which will vest ratably over a five-year period. The stock options granted to Mr. Belcher will (i) immediately vest as if Mr. Belcher’s employment had continued for an additional twenty-four (24) months following a termination of Mr. Belcher’s employment, either by the Company other than for cause or by Mr. Belcher for good reason, and (ii) vest in their entirety in connection with a change in control of the Company

(along with his currently outstanding unvested stock options and restricted stock awards). The other terms of the option are consistent with the Company’s standard stock option terms. The foregoing description of the Belcher Agreement is qualified in its entirety by reference to the actual terms of the Belcher Agreement, attached hereto as Exhibit 10.2 and incorporated by reference herein.

A copy of the press release announcing Mr. Zuccarini and Mr. Belcher’s appointments is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement entered into as of November 14, 2008 by and between Steven E. Zuccarini and InnerWorkings, Inc.

10.2	Amended and Restated Employment Agreement entered into as of November 14, 2008 by and between Eric D. Belcher and InnerWorkings, Inc.

99.1	Press Release dated November 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: November 18, 2008	By:	/s/ Joseph M. Busky
	Name:	Joseph M. Busky
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement entered into as of November 14, 2008 by and between Steven E. Zuccarini and InnerWorkings, Inc.

10.2	Amended and Restated Employment Agreement entered into as of November 14, 2008 by and between Eric D. Belcher and InnerWorkings, Inc.

99.1	Press Release dated November 17, 2008.